Exhibit 5




                                              September 3, 1999



Computer Outsourcing Services, Inc.
2 Christie Heights Street
Leonia, NJ  07605

Ladies and Gentlemen:

         This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Computer Outsourcing Services, Inc. (the "Company") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, 500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), to be issued by the Company under the Computer Outsourcing Services, Inc. 1992 Stock Option and Stock Appreciation Rights Plan, as amended (the "Plan"). In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, the Common Stock has been legally authorized for issuance under the Plan and, when sold upon valid exercise of the options granted under the Plan, the shares of Common Stock will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                            ROBINSON & COLE LLP


                                            By: /s/ Richard A. Krantz
                                                ---------------------
                                                Richard A. Krantz, a partner